Exhibit 10.8

ROSETTA RESOURCES INC.

2013 LONG-TERM INCENTIVE PLAN

2014 INCENTIVE PLAN RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, made and entered into as of the ____ day of ___________________, _____, by and between ROSETTA RESOURCES INC., a Delaware corporation (“Rosetta”), and _______________________________, an employee, outside director or other service provider of Rosetta or one of its Affiliates (“Participant”).

WHEREAS, the Compensation Committee of Rosetta’s Board of Directors or such other committee designated by Rosetta’s Board of Directors (the “Committee”), acting under the Rosetta Resources Inc. 2013 Long-Term Incentive Plan (the “Plan”), has the authority to award restricted shares of Rosetta’s common stock, $0.001 par value per share (the “Common Stock”), to certain employees, directors or other individuals providing services to Rosetta or an Affiliate; and

WHEREAS, pursuant to the Plan, the Committee has determined to make such an award to Participant on the terms and conditions and subject to the restrictions set forth in the Plan and this Agreement, and Participant desires to accept such award;

NOW, THERFORE, in consideration of the premises and mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Restricted Stock Award.  On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, Rosetta hereby awards to Participant, and Participant hereby accepts, a restricted stock award (the “Award”) of ____ shares (the “Restricted Shares”) of Common Stock.  The Award is made effective as of the date of this Agreement (the “Effective Date”).  As of the date of this Agreement, Rosetta shall issue the Restricted Shares in the form of Common Stock to Participant and shall (a) cause a stock certificate or certificates representing such shares of Common Stock to be registered in the name of Participant, or (b) cause such shares of Common Stock to be held in book-entry form.  If a stock certificate is issued, it shall be delivered to and held in custody by Rosetta and shall bear the restrictive legends provided for in Section 8(b).  If the shares of Common Stock are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions of this Agreement.

2.Vesting and Forfeiture.

(a)The Restricted Shares shall be subject to a restricted period (the “Restricted Period”) that shall commence on the Effective Date and shall end on the third anniversary of the Effective Date.  During the Restricted Period, the Restricted Shares shall be subject to being forfeited by Participant to Rosetta as provided in this Agreement, and Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of any of the Restricted Shares (the “Restrictions”), other than by will or pursuant to the applicable laws of descent and distribution, except that the Restrictions shall be removed as to 100% of such shares on the first anniversary of the Effective Date, provided Participant is in the continuous service of Employer or an Affiliate until such date. As soon as administratively practicable following the release of any Restricted Shares from the Restrictions, Rosetta shall, as applicable, either deliver to Participant the certificate or certificates representing such shares in Rosetta’s possession belonging to Participant, or, if the shares are held in book-entry form, then Rosetta shall remove the notations indicating that the shares are subject to the Restrictions.  Participant (or the beneficiary or personal representative of Participant in the event of Participant’s death or incapacity, as the case may be) shall deliver to Rosetta any representations or other documents or assurances as Rosetta or its representatives deem necessary or advisable in connection with any such delivery.

(b)Any of the Restricted Shares which, from time to time, have not yet been removed from the Restrictions are referred to herein as “Unreleased Shares.”  Subject to paragraph (c) of this Section, upon termination of Participant’s employment or service with Rosetta or any Affiliate, (i) Participant shall have no rights whatsoever in and to any of the Unreleased Shares, (ii) all of the Unreleased Shares shall automatically be forfeited and revert to Rosetta at no cost and (iii) neither Participant nor any of his or her heirs, beneficiaries, executors, administrators or other personal representatives shall have any rights with respect thereto.

3.Rights as Shareholder.  Subject to the provisions of this Agreement, upon the issuance of the Restricted Shares pursuant to this Agreement, Participant shall become the record and beneficial owner thereof for all purposes and shall have all rights as a stockholder, including without limitation voting rights and the right to receive dividends and distributions, with respect to the Restricted Shares.  If and to the extent Rosetta shall effect a stock split, stock dividend or similar distribution with respect to the Common Stock, (i) the stock distributed pursuant thereto shall, with respect to those Restricted Shares as to which the Restrictions have not yet been removed pursuant to Section 2, be subject to the Restrictions in accordance with Section 2; (ii) such additional stock shall enjoy the privileges and be subject to the Restrictions applicable to the Restricted Shares; and (iii) the Restrictions on such additional stock shall be removed when the Restrictions on the Restricted Shares to which the distribution relates have been removed pursuant to Section 2.

4.Escrow. The Unreleased Shares shall be held by Rosetta until such Unreleased Shares are forfeited as provided in Section 2(b), until such Unreleased Shares are fully released from the Restrictions as provided in Section 2(a) or until such time as this Agreement is no longer in effect.  Participant shall not retain physical custody of any certificates representing Unreleased Shares issued to Participant.  Participant, by acceptance of this Award, shall be deemed to appoint, and does so appoint, the Company and each of its authorized representatives as Participant’s attorney(s)-in-fact to effect any transfer of forfeited Unreleased Shares to Rosetta as may be required pursuant to the Plan or this Agreement, and to execute such representations or other documents or assurances as Rosetta or such representatives deem necessary or advisable in connection with any

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such transfer.  To the extent allowable by applicable law, Rosetta, or its designee, shall not be liable for any act it may do or omit to do with respect to holding the Restricted Shares in escrow and while acting in good faith and in the exercise of its judgment..

5.Withholding Taxes.

(a)Participant may elect, within 30 days of the Effective Date and on notice to Rosetta, to realize income for federal income tax purposes equal to the fair market value of the Restricted Shares on the Effective Date.  In such event, Participant shall make arrangements satisfactory to Rosetta or the appropriate Affiliate to pay in the calendar year that includes the Effective Date any federal, state or local taxes required to be withheld with respect to such shares.

(b)If no election is made by Participant pursuant to Section 5(a) hereof, then upon the termination of the Restrictions applicable hereunder to all or any portion of the Restricted Shares, Participant (or in the event of Participant’s death, the administrator or executor of Participant’s estate) will pay to Rosetta or the appropriate Affiliate, or make arrangements satisfactory to Rosetta or such Affiliate regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Shares with respect to which such Restrictions have terminated. Without limiting the foregoing, unless Rosetta determines otherwise, and subject to the final sentence of this Section 5(b), the requirement for the Participant to satisfy all tax withholding obligations pursuant to the foregoing provisions of this Section 5(b) will be satisfied by placing a market sell order with a broker acceptable to the Company covering a sufficient number of the Shares that are then becoming vested as are necessary to satisfy the minimum tax withholding obligations arising in connection with the termination of Restrictions on Restricted Shares hereunder, as determined by Rosetta.  The net proceeds of such sale shall be delivered to Rosetta or its applicable Affiliate upon the settlement of such sale.  The Participant acknowledges that, unless otherwise determined by Rosetta, such market sell order will be placed automatically and that it is mandatory, binding and non-discretionary on the part of the Participant, provided, however, that in lieu of placing such market sell order, the Participant may elect to satisfy the tax withholding obligations with a cash payment to Rosetta in an amount sufficient to satisfy all applicable withholding amounts if such election is made (i) in writing in accordance with such administrative procedures as may be determined and approved by Rosetta from time to time, (ii) during an open trading period in accordance with Rosetta’s insider trading policies as in effect from time to time, and (iii) at a time when the Participant is not in possession of material non-public information regarding Rosetta.

(c)Any provision of this Agreement to the contrary notwithstanding, if Participant does not satisfy his or her obligations under paragraphs (a) or (b) of this Section, Rosetta shall, to the extent permitted by law, have the right to deduct from any payments made under the Plan, regardless of the form of such payment, or from any other compensation payable to Participant, whether or not pursuant to this Agreement or the

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Plan and regardless of the form of payment, any federal, state or local taxes of any kind required by law to be withheld with respect to the Restricted Shares.  Participant is ultimately liable and responsible for all taxes owed in connection with the Restricted Shares, regardless of any action Rosetta takes with respect to any tax withholding obligations that arise in connection with the Restricted Shares.

6.Reclassification of Shares.  In the event of any reorganization, recapitalization, stock split, stock dividend, merger, consolidation, combination of shares or other change affecting the Common Stock, the Committee shall make such adjustments as it may deem appropriate with respect to the Shares.  Any such adjustments made by the Committee shall be conclusive.

7.Effect on Employment.  Nothing contained in this Agreement shall confer upon Participant the right to continue in the employment or service of Rosetta or any Affiliate, or affect any right which Rosetta or any Affiliate may have to terminate the employment or service of Participant.  This Agreement does not constitute evidence of any agreement or understanding, express or implied, that Rosetta or any Affiliate will retain Participant as a Participant for any period of time or at any particular rate of compensation.

8.Investment Representations.

(a)The Shares are being received for Participant’s own account with the intent of holding them and without the intent of participating, directly or indirectly, in a distribution of such Shares and not with a view to, or for resale in connection with, any distribution of such Shares or any portion thereof.

(b)A legend may be placed on any certificate(s) or other document(s) delivered to Participant or substitute therefore indicating restrictions on transferability of the Shares pursuant to this Agreement or referring to any stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, NASDAQ or any other stock exchange or association upon which the common stock of Rosetta is then listed or quoted, any applicable federal or state securities laws, and any applicable corporate law, and any transfer agent of Rosetta shall be instructed to require compliance therewith.

9.Assignment.  Rosetta may assign all or any portion of its rights and obligations under this Agreement.  The Award, the Restricted Shares and the rights and obligations of Participant under this Agreement may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of by Participant other than by will or the applicable laws of descent and distribution.

10. Binding Effect.  This Agreement shall be binding upon and inure to the benefit of (i) Rosetta and its successors and assigns, and (ii) Participant and his or her heirs, devisees, executors, administrators and personal representatives.

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11.Notices.  All notices between the parties hereto shall be in writing and given in the manner provided in Section 16.7 of the Plan.  Notices to Optionee shall be given to Optionee’s address as contained in Rosetta’s records.  Notices to Rosetta shall be addressed to its General Counsel at the principal executive offices of Rosetta as set forth in Section 16.7 of the Plan.

12.Governing Law; Exclusive Forum; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (and not the principles relating to conflicts of laws) of the State of Texas, except as superseded by applicable federal law.  The exclusive forum for any action concerning this Agreement or the transactions contemplated hereby shall be in a court of competent jurisdiction in Harris County, Texas, with respect to a state court, or the United States District Court for the Southern District of Texas, Houston Division, with respect to a federal court.  PARTICIPANT HEREBY CONSENTS TO THE EXERCISE OF JURISDICTION OF A COURT IN THE EXCLUSIVE FORUM AND WAIVES ANY RIGHT HE OR SHE MAY HAVE TO CHALLENGE OR CONTEST THE REMOVAL AT ANY TIME BY THE COMPANY OR ANY OF ITS AFFILIATES TO FEDERAL COURT OF ANY SUCH ACTION HE OR SHE MAY BRING AGAINST IT IN STATE COURT.

IN WITNESS WHEREOF, Rosetta and Participant have executed this Agreement as of the date first written above.

ROSETTA RESOURCES INC.

By:

James E. Craddock

Chairman, Chief Executive Officer and President

PARTICIPANT

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